Exhibit 10.20
TOLL BROTHERS, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN FOR EMPLOYEES (2007)
RESTRICTED STOCK UNIT AWARD
     This Restricted Stock Unit Agreement (the “RSU” or “RSU Agreement”) documents the grant of Restricted Stock Units by Toll Brothers, Inc. (the “Company”) pursuant to the terms of the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007) (the “Plan”). This RSU consists of a grant of a right to receive a number of shares of Common Stock at the date specified herein. This RSU relates to 200,000 shares of Common Stock (the “Shares”), and is granted on this 19th day of December, 2008 (the “Date of Grant”) to Robert I. Toll (the “Grantee”), and is subject to all applicable terms and conditions set forth in the Plan.
     1. Definitions. All capitalized terms contained in this RSU Agreement shall have the meaning set forth in the Plan unless otherwise defined herein or as may be required by the context.
     2. Performance-Based Vesting. Grantee’s rights under this RSU shall, except to the extent greater vesting is provided for under the terms of the Plan or as set forth in this RSU, become fully vested and Grantee shall be entitled to receipt of the Shares represented by this RSU only if, and at such time as, the average closing price of the Common Stock on the New York Stock Exchange (“NYSE”), measured over any twenty (20) consecutive trading days ending on or prior to December 19, 2013, increases 30% or more over the closing price of the Common Stock on the NYSE on the Date of Grant; provided that in no event shall Grantee’s rights under this RSU become vested if Grantee does not continue to be employed by, or be a member of the Board of, the Company until December 19, 2011.
     3. Vesting Upon Death or Disability. Notwithstanding any of the provisions in Section 2, Grantee’s rights under this RSU shall become fully vested and Grantee shall be entitled to receipt of the Shares represented by this RSU in the event the Grantee’s service as an employee or as a member of the Board of the Company terminates by reason of the Grantee’s death, or by reason of the Grantee’s “disability” (as hereinafter defined).
For purposes of this RSU Agreement, the term “disability” shall mean any condition that would qualify as a “disability” as that term is defined in the Plan, or any other condition that the Committee determines to be a medically determinable physical or mental impairment which can be expected (a) to prevent the Grantee from being able to perform his usual duties (or another job deemed appropriate by the Committee taking into account the Grantee’s education, prior experience and past earnings) and (b) to last for one year or longer.
     4. Vesting Upon Change of Control. Notwithstanding any of the provisions of Section 2, Grantee’s rights under this RSU shall become fully vested and Grantee shall be entitled to receipt of the Shares represented by this RSU in the event there is a Change of Control while Grantee is employed by, or a member of the Board of, the Company.
     5. Delivery of Shares. The Shares shall be delivered to Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution), on or as soon as practicable after the first to occur of the following:
          (a) The date the performance-based vesting conditions set forth in Section 2 are satisfied;

          (b) The occurrence of a Change of Control; provided, however, that the event that constitutes a Change of Control also constitutes a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company that permits a payment of deferred compensation pursuant to Section 409A of the Internal Revenue Code; or
          (c) The date of Grantee’s termination of employment with, or as a member of the Board of, the Company due to death or disability; provided, however, that delivery of the Shares by reason of Grantee’s termination of employment shall be delayed until the six (6) month anniversary of the date of Grantee’s termination of employment if and to the extent necessary to comply with Code Section 409A(a)(B)(i), and the determination of whether or not there has been a termination of Grantee’s employment with the Company shall be made by the Committee consistent with the definition of “separation from service” (as that phrase is used for purposes of Code Section 409A, and as set forth in Treasury Regulation Section 1.409A-1(h)).
The Company shall, without payment from Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) for the Shares, other than any required withholding taxes, as provided in Section 9, below, (i) deliver to Grantee (or such other person) a certificate for the Shares being delivered or (ii) if consented to by Grantee (or such other person), deliver electronically to an account designated by Grantee (or such other person) the Shares being delivered, in either case without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, consistent with the terms of the Plan. The Company may condition delivery of the Shares upon the prior receipt from Grantee (or such other person) of any undertakings which it may determine are required to assure that the Shares being delivered are being issued in compliance with federal and state securities laws. The right to any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share on the date the Share would otherwise have been delivered, as determined by the Committee. Notwithstanding anything to the contrary herein, in the event of a Change of Control, the Grantee shall receive, at the time that delivery of the Shares is provided for hereunder, the Shares and/or such other property or other consideration as is appropriate so that the Grantee receives, as of such date of delivery, whatever the Grantee would have received had the Grantee held the Shares at the time of the Change of Control
     6. Dividends. Grantee shall not be entitled to any cash, securities or property that would have been paid or distributed as dividends with respect to the Shares subject to this RSU Agreement prior to the date the Shares are delivered to Grantee; provided, however, that the Company shall keep a hypothetical account in which any such items shall be recorded, and shall pay to Grantee the amount of such dividends in kind on the same date that the Shares to which such payments or distributions relate are delivered to Grantee (or forfeited).
     7. Non-Transferability of this RSU. Grantee shall not be permitted to sell, transfer, pledge, assign or otherwise dispose of this RSU at any time. Notwithstanding the foregoing, in the event of Grantee’s death, this RSU may be transferred by will or by the laws of descent and distribution.
     8. Rights of Grantee. Grantee shall have none of the rights of a shareholder at any time prior to the delivery of the Shares subject to this RSU Agreement, except as expressly set forth in the Plan or herein.
     9. Withholding Taxes. Grantee shall be responsible to pay to the Company the amount of withholding taxes as determined by the Company on the date the Shares are delivered. At the Grantee’s option, Grantee shall have the right to relinquish to the Company a portion of the Shares having a fair market value, based on the closing price of the Common Stock on the NYSE on such delivery date, equal to the amount the Grantee would otherwise be required to pay to the Company on such delivery date by reason of applicable withholding taxes, in lieu of paying that amount to the Company in cash. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld for federal, state or local law in connection with this RSU.
     10. Notices. Any notice to the Company under this Agreement shall be made in care of the Committee to the office of the General Counsel, at the Company’s main offices. All notices under this Agreement shall be deemed to have been given when hand delivered or mailed, first class postage prepaid, and shall be irrevocable once given.
     11. Securities Laws. The Committee may from time to time impose any conditions on the Shares as it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
     12. Grant of RSU Not to Affect Service. The grant of this RSU shall not confer upon Grantee any right to continue as an employee of the Company or to serve in any other capacity for the Company or any Affiliate.
     13. Amendment to RSU Agreement; Acceleration. Notwithstanding anything contained herein to the contrary, the Committee shall have the authority to amend or modify the terms and conditions set forth in this RSU Agreement if the Committee determines, at its discretion, that any such amendment or modification is necessary or appropriate; provided, however, that the terms of this RSU Agreement may not be changed in a manner that is unfavorable to Grantee without Grantee’s consent.
     14. Miscellaneous.
          (a) The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records.
          (b) Grantee acknowledges receipt of a copy of the Plan prospectus, included in which is a summary of the terms of the Plan. The summary contained therein is qualified in its entirety by reference to the terms of the Plan, copies of which are available with the Company’s public filings with the United States Securities and Exchange Commission at www.sec.gov, or by oral or written request directed to the Company. Grantee represents that he is familiar with the terms and provisions of the Plan, and hereby accepts this RSU, subject to all of the terms and provisions thereof. Grantee agrees to hereby accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
          (c) The validity, performance, construction and effect of this RSU shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, this RSU Agreement has been executed on this 19th day of December, 2008.

TOLL BROTHERS, INC.	GRANTEE:

By:
Name:	Robert I. Toll
Title: